Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated February 24, 2004 relating to the financial statements of Nordural hf, which appear in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

February 14, 2005

PricewaterhouseCoopers hf
Reykjavik, Iceland

/s/ Reynir Vignir
Reynir Vignir
State Authorized Public Accountant